EXHIBIT 99.2

XCL Resources Holdings, LLC and Subsidiaries
Consolidated Financial Statements
For the period ended June 30, 2024

XCL Resources Holdings, LLC and Subsidiaries

Independent Auditor's Review Report

To the Board of Managers
XCL Resources Holdings, LLC and Subsidiaries

Results of Reviews of Interim Financial Information
We have reviewed the accompanying consolidated financial statements of XCL Resources Holdings, LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of June 30, 2024 and the related consolidated statements of operations, members’ equity, and cash flows for the six-month periods ended June 30, 2024 and 2023, and the related notes to the consolidated financial statements.
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.
Basis for Review Results
We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and, accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our reviews. We believe that the results of the review procedures provide a reasonable basis for our conclusion.
Responsibilities of Management for the Interim Financial Information
Management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.
Report on Consolidated Balance Sheet as of December 31, 2023
We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2023 and the related consolidated statements of operations, members’ equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated March 18, 2024. In our opinion, the accompanying consolidated balance sheet of the Company as of December 31, 2023 is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.
/s/ Plante & Moran, PLLC

October 24, 2024

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Balance Sheet (Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$63,603,977	$36,252,869
Accounts receivable	156,101,087	152,001,562
Oil inventories	11,963,794	7,254,699
Commodity derivative instruments	132,993	11,412,863
Prepaid and other current assets	37,972,153	41,968,361
Total current assets	269,774,004	248,890,354

Oil and Gas Properties, successful efforts method
Proved properties	2,079,644,940	1,786,642,745
Unproved properties	61,893,153	60,831,162
Accumulated depreciation, depletion, and amortization	(473,411,747)	(321,666,538)
Total oil and gas properties, net	1,668,126,346	1,525,807,369

Other Assets, net	131,072,904	161,077,498
Total assets	$2,068,973,254	$1,935,775,221

Liabilities and Members’ Equity
Current Liabilites
Accounts payable	$52,154,104	$53,934,087
Commodity derivative instruments	45,383,814	10,508,605
Accrued liabilities	230,636,682	321,492,594
Total current liabilities	328,174,600	385,935,286

Long-term Liabilities
Asset retirement obligations	8,812,482	7,576,135
Operating lease liabilities	18,032,441	45,856,626
Commodity derivative instruments, net of current	9,809,437	5,719,707
Income tax liability	1,942,447	1,727,115
Credit facility	493,000,000	375,000,000
Total liabilities	859,771,407	821,814,869

Members' Equity
Contributions	630,566,518	630,566,518
Accumulated earnings	578,635,329	483,393,834
Total members' equity	1,209,201,847	1,113,960,352
Total liabilities and members' equity	$2,068,973,254	$1,935,775,221

See notes to consolidated financial statements and independents auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Statement of Operations (Unaudited)

	For the Six Months Ended June 30,
	2024	2023
Revenue
Oil sales	$512,814,918	$326,041,692
Natural gas and natural gas liquid sales	5,612,007	9,131,922
Other revenue	4,413,199	4,629,269
Total revenue	522,840,124	339,802,883

Operating costs and expenses
Lease operating	36,964,673	26,487,901
Production taxes	11,792,260	6,264,372
Transportation, gathering, and handling	101,369,454	54,316,270
Workover	3,771,778	1,755,559
Depreciation, depletion, amortization, and accretion	149,212,011	90,366,763
General and administrative	13,393,241	7,447,496
Exploration and abandonment	1,048,730	698,098
Cost of acquired oil inventories	—	3,656,265
Total operating costs and expenses	317,552,147	190,992,724

Operating income	205,287,977	148,810,159

Other income (expense)
Interest expense	(23,042,764)	(16,202,021)
Commodity derivative instrument gain (loss)	(87,037,686)	34,541,803
Other	266,794	(2,278)
Total other income (expense)	(109,813,656)	18,337,504

Income before income taxes	95,474,321	167,147,663

Income tax benefit (expense)	(232,826)	(1,117,364)
Net income	$95,241,495	$166,030,299

See notes to consolidated financial statements and independents auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Statement of Members’ Equity (Unaudited)

	Members’ Contributions	Accumulated Earnings	Total Members’ Equity
Balance - December 31, 2023	$630,566,518	$483,393,834	$1,113,960,352

Contributions - Series A	—	—	—
Contributions - Series B	—	—	—
Net income	—	95,241,495	95,241,495
Balance - June 30, 2024	$630,566,518	$578,635,329	$1,209,201,847

	Members’ Contributions	Accumulated Earnings	Total Members’ Equity
Balance - December 31, 2022	$616,026,867	$84,398,390	$700,425,257

Contributions - Series A	14,401,809	—	14,401,809
Contributions - Series B	137,842	—	137,842
Net income	—	166,030,299	166,030,299
Balance - June 30, 2023	$630,566,518	$250,428,689	$880,995,207

See notes to consolidated financial statements and independents auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Consolidated Statement of Cash Flows (Unaudited)

	For the Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities
Net income	$95,241,495	$166,030,299
Adjustments to reconcile net income to cash provided by operating activities
Depreciation, depletion, amortization, and accretion	149,212,011	90,366,763
Change in fair value of commodity derivative instruments	52,698,558	(57,538,650)
Amortization of other assets	2,157,760	872,795
Amortization of right-of-use assets	17,638,219	9,298,331
Deferred income tax	215,332	1,117,364
Changes in operating assets and liabilities
Accounts receivable	(4,099,525)	(33,345,848)
Prepaid and other assets	7,428,105	2,663,237
Accounts payable and accrued liabilities	(7,934,727)	1,826,781
Operating leases	(18,307,416)	(11,140,571)
Asset retirement obligation settlements	(236,916)	(237,354)
Net cash provided by operating activities	294,012,896	169,913,147

Cash Flows from Investing Activities
Proceeds from sale of oil and gas assets	4,527,912	—
Investments in oil and gas properties	(291,551,440)	(219,435,959)
Purchase of materials and supplies and other assets	(89,301,127)	(55,825,573)
Net cash used in investing activities	(376,324,655)	(275,261,532)

Cash Flows from Financing Activities
Contributions	—	14,539,651
Proceeds from credit facility	128,000,000	95,000,000
Payments on credit facility	(10,000,000)	—
Deferred financing costs	(8,337,133)	(979,746)
Net cash provided by financing activities	109,662,867	108,559,905
Net increase in Cash and Cash Equivalents	27,351,108	3,211,520
Cash and Cash Equivalents - beginning of period	36,252,869	27,117,034
Cash and Cash Equivalents - end of period	$63,603,977	$30,328,554

Supplemental Cash Flow Information
Cash paid for interest	$21,088,452	$15,131,947

Significant Noncash Transactions
Oil and gas properties expenditures included within accounts payable and accrued liabilities	$(32,269,713)	$18,205,554
Materials and supplies expenditures included within accounts payable and accrued liabilities	10,574,788	19,276,823
Transfers of materials and supplies to oil and gas properties	(57,231,404)	(61,047,378)
Asset retirement obligation incurred	1,236,322	716,549
Deposits applied to sale of oil and gas assets	19,000,000	—
Operating lease liabilities arising from obtaining right-of-use assets	8,702,056	40,578,639

See notes to consolidated financial statements and independents auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the period ended June 30, 2024

Note 1 - Nature of Business
XCL Resources Holdings, LLC (the "Company"), a Delaware limited liability company, was formed on July 3, 2018. Through its wholly-owned subsidiaries, XCL Intermediate, LLC, XCL AssetCo, LLC, XCL RoyaltyCo, LLC, XCL Marketing, LLC, Wasatch Water Logistics, LLC, XCL SandCo LLC, and XCL Resources, LLC, the Company is engaged in the acquisition, exploration, exploitation, and production of its operated, non-operated, and royalty interests in oil and natural gas properties throughout the United States of America and currently owns interests primarily in Utah's Uinta Basin. The Company began substantial operations in 2019 upon the completion of acquisitions of oil and gas assets.
Note 2 - Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements include the Company and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated upon consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Depletion, depreciation, and amortization ("DD&A") and impairment of proved oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, and restore the Company's properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way.
In addition, estimates with regard to the financial statements include the estimated realizability of proved and unproved properties, the estimated cost and timing related to asset retirement obligations, accrued revenues and liabilities, and the fair value of commodity derivative instruments.
Although management believes the estimates with regard to the consolidated financial statements are reasonable, actual results could differ from these estimates.
Cash and Cash Equivalents
The Company considers all highly liquid instrument purchases with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet dates and during the periods, balances of cash and cash equivalents were primarily held with one financial institution and exceeded the federally insured limit.
Concentrations of Credit Risk
The Company's accounts receivables are generated primarily from the sale of oil, natural gas, and natural gas liquids to purchasers and from the billing of expenditures incurred by the Company to joint interest owners for costs incurred on properties the Company operates.

See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the period ended June 30, 2024
The Company continually monitors the financial condition of its purchasers and joint interest owners and assesses the recoverability of the receivables to determine their collectability. As the receivables are primarily with other entities within the oil and gas industry, such concentration may impact the Company’s credit risk as these entities may be similarly impacted by economic or other changes within the oil and gas industry.
The Company accrues a reserve for the allowance for credit losses based on management’s current estimate of expected credit losses that includes historical credit loss experience of financial assets with similar risk characteristics, adjusted for management’s expectation of current conditions and reasonable and supportable forecasts. The risk of nonpayment by the joint interest owners is considered minimal, as the Company generally has the right to withhold revenue to offset amounts receivable. The Company’s accounts receivables relate primarily from the sale of oil, condensate, natural gas, and natural gas liquids and are generally collected within one to two months.
To date, the Company has not had any bad debts.
During the six-month periods ended June 30, 2024 and 2023, five purchasers made up approximately 78% and 83% of the Company's oil, natural gas, and natural gas liquid sales, respectively. Substantially all of the Company's revenue receivables as of June 30, 2024 and December 31, 2023 are made up of amounts from these same five purchasers.
Oil Inventories
The Company's crude oil inventory represents oil maintained in tanks at the Company's leased rail terminal (the “transload facility”) and/or crude that is in transit FOB destination on leased railcars to refineries primarily in the Gulf Coast, Midwest and Southwest United States of America. Oil inventories is costed primarily of depletion, depreciation, and amortization and lease operating expenses associated with the oil maintained in tanks or on railcars and is carried at the lower of cost or net realizable value. The Company accounts for its crude oil inventory using the first-in, first-out method.
Materials and Supplies
Materials and supplies are reported within the prepaid and other current assets line on the balance sheet. The Company’s materials and supplies, including tubular goods, completion materials, and production and facility equipment, are carried at the lower of cost or net realizable value. Materials and supplies are generally purchased for use in the Company’s oil and gas drilling, completion, and production activities and are transferred to proved oil and gas properties, net to the Company’s interests, when the associated asset is placed in service.
Oil and Gas Properties
The Company follows the successful efforts method of accounting for oil and gas activities. Under this method of accounting, costs associated with the acquisition, drilling, and equipping of successful exploratory wells and costs of successful and unsuccessful development wells are capitalized and depleted, net of estimated salvages values, using the units-of-production method on a field-by-field basis based upon proved oil and gas reserves. The Company’s proved oil and gas reserve information was computed by applying the average first-day-of-the-month oil and gas price during the preceding 12-month period. Depreciation, depletion, and amortization expense was $148,048,531 and $89,498,165 for the six-month periods ended June 30, 2024 and 2023, respectively, net of amounts capitalized as inventory. Exploration, geological and geophysical costs, delay rentals, and drilling costs of unsuccessful exploratory wells are charged to expense as incurred.
Costs associated with unevaluated exploratory wells are excluded from the depletable basis until the determination of proved reserves, at which time those costs are reclassified to proved oil and gas properties and subject to depletion. If it is determined that the exploratory well costs were not
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the period ended June 30, 2024
successful in establishing proved reserves, such costs are expensed at the time of such determination.
The Company reviews its oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. The Company estimates the expected future cash flows of its proved oil and gas properties and compares such cash flows to the carrying amount of the proved oil and gas properties to determine if the amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust its proved oil and gas properties to estimated fair value. The factors used to estimate fair value include estimates of proved reserves, future commodity prices adjusted for basis differentials, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the projected cash flows. The discount rate is a rate that management believes is representative of current market conditions and includes estimates for a risk premium and other operational risks. There were no proved oil and gas property impairments during the six-month periods ended June 30, 2024 and 2023.
Unproved oil and gas properties are assessed at least annually to determine whether they have been impaired by the drilling of dry holes on or near the related acreage or other circumstances that may indicate a decline in value. When unproved property is determined to be impaired, a loss equal to the portion impaired is recognized. When leases for unproved properties expire, the costs thereof, are removed from the accounts and charged to expense. There were no unproved property impairments during the six-month periods ended June 30, 2024 and 2023.
From time to time, the Company may sell its oil and gas properties. The partial sale of proved properties within an existing field may be accounted for as a normal retirement and no gain or loss on divestiture is recognized as long as this treatment does not significantly affect the units-of-production depletion rate. The partial sale of unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to the ultimate recovery of the cost applicable to the interest retained. A gain on divestiture activity is recognized to the extent that the sales price exceeds the carrying amount of the unproved property. A gain or loss is recognized for all other sales of proved and unproved properties. There were no sales of proved or unproved oil and gas properties for the six-month period ended June 30, 2023.
In June 2023, the Company entered into a purchase and sale agreement with a buyer for certain of the Company’s royalty and mineral interests in Utah’s Uinta Basin. The purchase price for the transaction was $32.0 million and subject to customary adjustments. The purchase and sale agreement required performance deposits, of which $19.0 million have been paid through December 31, 2023 and were presented as a buyer performance deposit. The transaction closed in April 2024 for a final adjusted close price of $23.5 million. The Company elected to account for the sale as a normal retirement with no gain or loss recorded on the divestiture.
Other Assets
Other assets include deferred financing costs, property and equipment, operating lease right-of-use assets, and non-current commodity derivative instruments.
Property and equipment, which includes leasehold improvements, furniture and fixtures, and equipment, is recorded at cost and depreciated using the straight-line method over the assets' estimated useful lives. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred. Depreciation expense for property and equipment totaled $769,185 and $553,118 for the six-month periods ended June 30, 2024 and 2023, respectively.
Deferred financing costs represent legal and consulting costs associated with the Credit Facility (Note 6) and are $8,324,231 and $2,144,858, net of accumulated amortization as of June 30, 2024 and December 31, 2023, respectively. Such charges are amortized on a straight-line basis over the term of the Credit Facility.
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the period ended June 30, 2024
The Company’s right-of-use (ROU) assets are operating leases that represent the Company’s right to use an underlying asset for the lease term (Note 9). These ROU assets are related to the Company’s operating leases with various operations, transportation, and office lease contracts.
Long-Lived Assets
The Company reviews the recoverability of long-lived assets, property and equipment, and right-of-use assets when events or changes in circumstances occur that indicate the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future undiscounted cash flows of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.
Asset Retirement Obligation
Asset retirement obligations (AROs) relate to estimated plugging and abandonment costs of oil and gas properties, including facilities, and the reclamation of the Company's well locations. The Company records the fair value of an ARO in the period in which it is incurred. When the liability is initially recorded, the Company capitalizes an estimated cost by increasing the carrying amount of proved oil and gas properties. Over time, the liability is accreted each period toward an estimated future cost, and the capitalized cost is depleted. The Company uses the income valuation technique to estimate the fair value of AROs using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rate, market risk premiums, and time value of money. All of the inputs are estimated at the time the liability is incurred or revised upward.
Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives or if federal or state regulators enact new requirements regarding the abandonment of wells. Adjustments to the liability are made as these estimates change, and, upon settlement of the liability, the Company reports a gain or loss to the extent the actual costs differ from the recorded liability.
Discontinued Operations and Assets Held for Sale
Utah Uinta Basin Oil and Gas Assets Sale
In June 2024, the Company entered into an acquisition agreement with a public company (the “Purchaser”) to sell its Utah Uinta Basin oil and gas assets, which comprised of substantially all of the Company’s oil and gas assets, for a cash purchase price of $2.54 billion. Immediately prior to closing, the Purchaser, who will serve as the operator, assigned an undivided 20% interest in and to the acquisition agreement to another public company. The acquisition, which was subject to customary conditions to close, closed on October 1, 2024, with an effective date of May 1, 2024. Subsequent to close, certain cash proceeds were used to pay off outstanding borrowings under the Credit Facility (Note 6), pay distributions to Members, (Note 5), and terminate all remaining open derivative contracts (Note 4).
The Company determined that the transaction met the reporting and disclosure requirements of discontinued operations as upon entering into the agreement in June 2024, the Company determined the transaction met the requirements of assets held for sale and that the divestiture of the assets represented a strategic shift that will have a major effect on the Company’s operations and financial results. As these assets make up substantially all of the oil and gas properties and the asset retirement obligations on the consolidated balance sheet, substantially all of the revenue and operating expenses on the consolidated statement of operations, and substantially all of the cash flows from operating and investing activities, these assets, liabilities, and operating results have not been presented as held for sale or discontinued operations.
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the period ended June 30, 2024
Revenue Recognition
The Company's revenue is primarily derived from the sale of its produced oil, natural gas, and natural gas liquids. The Company sells its produced oil, natural gas, and natural gas liquids under a variety of short-term and long-term agreements with numerous customers. The Company's revenue is primarily derived from produced oil, natural gas, and natural gas liquids from oil and gas wells operated by the Company. The Company also receives revenue from its ownership in non-operating and royalty interests. For the six-month period ended June 30, 2023, sales of oil of approximately $4.5 million were related to oil the Company purchased from third party producers.
Revenue is recognized in the month in which the contractual performance obligations are satisfied, which is generally at the point in time when the customer obtains control of the produced oil, natural gas, and natural gas liquids. The point in time when the customer obtains control may differ depending on the contractual terms of each of the Company's sales agreements and generally occurs when the customer accepts, takes possession, title to, and bears the risk of loss of the produced oil, natural gas, and natural gas liquids.
All of the Company's sales of produced oil, natural gas, and natural gas liquids are made under contracts with customers, which typically include variable consideration based on monthly pricing tied to published indices and volumes delivered. While revenue is recorded at the point in time when control of the produced oil, natural gas, and natural gas liquids transfer to the customer, statements and payment from those customers may not be received for one to two months after the date the produced oil, natural gas, and natural gas liquids are delivered, and as a result, the amount of production delivered to the customer and the price that will be received for the sale of the product is estimated utilizing production reports, contractual pricing, and market indices. Estimated revenue due to the Company is recorded as a revenue receivable within accounts receivable in the accompanying balance sheet until payment is received. Differences between the estimated amounts and the actual amounts received from the sale of the produced oil, natural gas, and natural gas liquids are recorded when known, which is generally when payment is received from the customer. The revenue receivable balance on January 1, 2023 was approximately $65.6 million.
For the Company’s produced oil sales agreement, the Company generally delivers produced oil to customers at defined locations, including tank batteries, common delivery points near the production location, or at other defined delivery locations including terminal facilities. Upon delivery to the customers, the Company is entitled to an agreed-upon index price, net of pricing differentials for each barrel produced (net realized price). The Company recognizes revenue when control transfers to the customers at the tank batteries and common delivery points near the production location, or at other defined delivery locations at the net realized price.
Transportation and gathering costs, including the costs for the leasing and transporting railcars, is recorded as transportation, gathering, and handling on the accompanying consolidated statement of operations to the extent such costs are incurred prior to the transfer of control of produced crude oil to the customers.
Commodity Derivative Instruments
The Company uses derivative instruments to provide a measure of stability to its cash flows and manage its exposure to commodity price risk in an environment of volatile oil and natural gas prices. The Company records all derivative instruments at fair value within the accompanying consolidated balance sheet. The Company does not apply hedge accounting to any of its outstanding derivative instruments, and as a result, all changes in derivative fair value are recognized in earnings.
Realized gains and losses associated with commodity derivatives are classified as operating activities in the accompanying consolidated statement of cash flows.
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the period ended June 30, 2024
Unit-Based Compensation
For any Series B Units which are issued at prices less than their estimated fair value, and for all Series C Units, the Company recognizes unit-based compensation expense over the requisite service period for unit-based awards to holders based on the estimated grant date fair value of the awards. During the six-month periods ended June 30, 2024 and 2023, the Company did not record any unit-based compensation expense related to the Series B Units as all Series B Units issued have been at prices equal to, or in excess of, their estimated fair value and the Company did not record any unit-based compensation expenses related to the Series C Units as the amounts were de minimis.
Income Taxes
The Company is a limited liability company treated as a partnership for U.S. federal, state, and local income tax purposes. Accordingly, members are generally taxed on their allocable share of taxable income or loss as determined under the Company's operating agreement. The Company evaluates uncertain tax positions for measurement and recognition in the financial statements. To recognize a tax position, the Company determines whether it is more-likely-than-not the tax positions will be sustained upon examination. The Company has no uncertain tax positions requiring measurement and recognition in the financial statements as of June 30, 2024 and December 31, 2023. Due to IRS rules, adjustments resulting from an IRS audit of the Company may be assessed at the Company level.
The State of Texas assesses a franchise tax at the Company level. As of June 30, 2024 and December 31, 2023, the Company recorded a deferred tax liability associated with such franchise taxes totaling $1.9 million and $1.7 million, respectively. For the six-month periods ended June 30, 2024 and 2023, the Company recorded an income tax expense of $232,826 and $1.1 million, respectively, associated with such franchise taxes. These deferred taxes reflect the impact of temporary differences between assets and liabilities recognized under accounting principles generally accepted in the United States and such amounts recognized for tax purposes. The primary differences resulting in the Company’s deferred taxes are a result of differing treatment of intangible drilling costs recorded as part of the Company’s oil and gas properties.
Leases
The Company primarily leases office space, trucking fleets, railcars, and drilling, completion, and production equipment from third parties. The Company determines if a contract is a lease at inception. A contract contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term begins on the commencement date, which is the date the Company takes possession of the asset and may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Certain of the Company’s leases contain renewal options for varying periods, which can be exercised at the Company’s sole discretion. Leases are classified as operating or finance leases based on factors such as the lease term, lease payments, and the economic life, fair value and estimated residual value of the asset. Where leases include options to purchase the leased asset at the end of the lease term, this is assessed as a part of the Company’s lease classification determination. The Company’s leases have remaining lease terms ranging from 1 to 8 years.
The Company recognizes a ROU asset and lease liability to account for its leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized on the commencement date based on the present value of lease payments over the lease term. ROU assets are based on the lease liability and are increased by prepaid lease payments and decreased by lease incentives received. Lease incentives are amortized through the lease asset as reductions of expense over the lease term. For leases where the Company is reasonably certain to exercise a renewal option, such option periods have been included in the determination of the Company’s ROU assets and lease liabilities.
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the period ended June 30, 2024
Leases typically contain rent escalations over the lease term. The Company recognizes costs for these leases on a straight-line basis over the lease term. Some leases include rent escalations based on inflation indexes and fair market value adjustments. Certain leases contain contingent rental provisions that include a fixed base rent plus an additional variable percentage of the tenant’s operating costs. Operating lease liabilities are calculated using the prevailing index or rate at lease commencement. Subsequent escalations in the index or rate and contingent rental payments are recognized as variable lease expenses. Certain leases require the Company to pay taxes, insurance, maintenance and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities to the extent they are variable in nature. These variable lease costs are recognized as a variable lease expense when incurred.
As a practical expedient, lease agreements with lease and non-lease components are accounted for as a single lease component for all of the Company’s asset classes.
The Company elected the short-term lease recognition exemption for all leases that qualify. Therefore, leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. The depreciable life of the ROU assets and leasehold improvements are limited by the expected lease term unless the Company is reasonably certain of a transfer of title or purchase option. The Company uses its incremental borrowing rate to discount future lease payments based on the information available on the commencement date for each lease as the implicit rate in the lease is not known. The determination of the incremental borrowing rate requires judgment and is determined using the Company’s current secured borrowing rate, adjusted for various factors aligned with the lease including total lease payments and lease term.
Subsequent Events
The consolidated financial statements and related disclosures include evaluation of events up through and including the date of the independent auditor's review report, which is the date the consolidated financial statements were available to be issued.
Derivative Cancellations
In July 2024, the Company terminated open derivative contracts with contract settlement dates ranging from July 2024 through July 2025. These contracts had a net derivative liability of $46.3 million at June 30, 2024, which represented 5.9 million barrels of hedged volumes. The termination of the open derivative contracts resulted in additional fees of $10.0 million. The Company’s hedge book for contracts with July 2025 or later settlement dates remained unchanged. In addition, the Company entered into new put agreements for $12.4 million, representing 5.4 million barrels of hedged volumes, to target a 50% hedge value on their total expected production through July 2025.
In September of 2024, the Company received a waiver from Wells Fargo to terminate the remaining derivatives in conjunction with the close of the Utah Uinta Basin Oil and Gas Assets Sale. This termination resulted in a gain on derivatives of $32.5 million, with $15.9 million of that gain being related to contracts that were entered into during July of 2024.
Trucking Agreement
In July 2024, the Company entered into an 18-month hauling agreement with a trucking company in the Uinta Basin to facilitate transportation of crude oil from the wellsite to purchasers in Salt Lake City or the Company’s transload facility. The term of this agreement commences on July 1, 2024, and continues through December 31, 2025. The minimum volume commitment associated with this agreement is 7,500 barrels per day. The agreement is subject to monthly deficiency payments if the minimum volume is not met of $4.33 per barrel throughout the course of the agreement.

See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
Note 3 - Balance Sheet Disclosures
Accounts Receivable
Accounts receivable consist of the following:

	June 30, 2024	December 31, 2023
Revenue receivable	$142,429,809	$139,295,253
Joint interest billing receivable	13,671,278	12,706,309
Total accounts receivable	$156,101,087	$152,001,562
Prepaid and other current assets
Prepaid and other current assets consist of the following:

	June 30, 2024	December 31, 2023
Materials and supplies	$36,486,160	$32,041,846
Prepaid costs	490,995	9,255,509
Deposits and other assets	1,012,492	671,006
Income tax payable	$(17,494)	$—
Total prepaid and other current assets	$37,972,153	$41,968,361
Proved Oil and Gas Properties
Proved oil and gas properties consist of the following:

	June 30, 2024	December 31, 2023
Leasehold costs	$543,244,815	$562,653,863
Facility, drilling, and completion costs	1,536,400,125	1,223,988,882
Accumulated depreciation, depletion, and amortization	(473,411,747)	(321,666,538)
Total proved oil and gas properties, net	$1,606,233,193	$1,464,976,207
Other Assets, net
Other assets, net consist of the following:

	June 30, 2024	December 31, 2023
Right-of-use assets	$109,414,007	$155,836,359
Deposit for pending acquisition	12,752,500	—
Furniture, fixture and equipment, net	582,166	642,532
Commodity derivative instruments, non-current	—	2,453,749
Debt issuance costs, net of amortization	8,324,231	2,144,858
Total other assets, net	$131,072,904	$161,077,498

Pending Oil and Gas Property Acquisition
In January of 2024, the Company entered into a purchase and sale agreement and made a $12.8 million deposit into an escrow account for a potential acquisition of oil and gas properties. The purchase and sale agreement closed on July 18, 2024 for a net purchase price of $62.4 million.

See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
Accrued Liabilities:
Accrued liabilities consist of the following:

	June 30, 2024	December 31, 2023
Suspended revenues	$41,012,516	$50,006,800
Lease liability - operating	93,980,180	113,876,061
Revenue payable	3,525,105	10,552,924
Production taxes payable	17,133,495	19,480,540
Operating expenses	6,888,006	10,159,742
General and administrative	5,024,646	4,797,677
Buyer performance deposit	—	19,000,000
Capital expenditures	61,790,746	92,832,682
Interest	1,281,988	786,168
Total accrued liabilities	$230,636,682	$321,492,594

Note 4 - Commodity Derivative Instruments
The Company classifies the fair value amounts of commodity derivative assets and liabilities as net current or noncurrent derivative assets or net current or noncurrent derivative liabilities, whichever the case may be, by commodity and counterparty.
The Company had the following open commodity derivative instruments as of June 30, 2024:

Contract Type	Total Quantity Remaining (Bbl)	Weighted Average Price per Bbl	Price Index	Contract Period	Fair Value
Oil Swap	635,900	$70.23	Oil-WTI-NYMEX	Third Quarter 2024	$(6,408,451)
Oil Swap	661,600	70.51	Oil-WTI-NYMEX	Fourth Quarter 2024	(4,973,946)
Oil Swap	3,708,300	70.408	Oil-WTI-NYMEX	2025	(15,440,840)
Oil Swap	1,425,300	70.49	Oil-WTI-NYMEX	2026	(1,211,216)

Contract Type	Total Quantity Remaining (Bbl)	Weighted Average Price Floor per Bbl	Weighted Average Price Ceiling per Bbl	Price Index	Contract Period	Fair Value
Oil Collar	1,571,266	$68.26	$76.44	Oil-WTI-NYMEX	Third Quarter 2024	$(8,456,414)
Oil Collar	1,606,731	69.50	75.70	Oil-WTI-NYMEX	Fourth Quarter 2024	(6,125,558)
Oil Collar	872,000	54.98	62.57	Oil-WTI-NYMEX	2025	(11,792,618)

Contract Type	Total Quantity Remaining (Bbl)	Weighted Average Strike Price per Bbl	Price Index	Contract Period	Fair Value
Purchased Oil Put	77,000	$75.00	Oil-WTI-NYMEX	Third Quarter 2024	$(223,876)
Purchased Oil Put	366,000	75.00	Oil-WTI-NYMEX	Fourth Quarter 2024	(427,339)
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
As of June 30, 2024 and December 31, 2023, the Company's commodity derivative instruments were subject to enforceable master netting arrangements that provide for offsetting of amounts payable or receivable between the Company and the counterparties. The agreements also provide that, in the event of an early termination or default, the counterparties have the right to offset amounts owed or due under that and any other agreement with the same counterparty. See Note 2 for subsequent activity related to commodity derivative instruments.
The following tables reconcile the Company’s outstanding derivative instruments on a gross contract basis to the net contract basis presentation on the consolidated balance sheets and the related fair value at the consolidated balance sheet date:

		June 30, 2024
	Balance Sheet Classification	Gross Assets / Liabilities	Gross Amounts Offset	Net Recognized Fair Value Assets/ Liabilities
Commodity derivative assets:
	Current assets	$5,427,840	$(5,294,847)	$132,993
	Noncurrent assets	206,655	(206,655)	—
Total derivative assets		$5,634,495	$(5,501,502)	$132,993
Commodity derivative liabilities:
	Current liabilities	$(50,678,661)	$5,294,847	$(45,383,814)
	Noncurrent liabilities	(10,016,092)	206,655	(9,809,437)
Total derivatives liabilities		$(60,694,753)	$5,501,502	$(55,193,251)

Included within June 30, 2024 current liabilities in the table above are $1.9 million of obligations representing deferred premium payments for certain purchased puts.

		December 31, 2023
	Balance Sheet Classification	Gross Assets/ Liabilites	Gross Amounts Offset	Net Recognized Fair Value Assets/ Liabilites
Commodity derivative assets:
	Current assets	$42,138,501	$(30,725,638)	$11,412,863
	Noncurrent assets	7,580,463	(5,396,714)	2,453,749
Total derivative assets		$49,988,964	$(36,122,352)	$13,866,612
Commodity derivative liabilites:
	Current liabilites	$(41,234,243)	$30,725,638	$(10,508,605)
	Noncurrent liabilites	(11,116,421)	5,396,714	(5,719,707)
Total derivatives liabilites		$(52,350,664)	$36,122,352	$(16,228,312)

Included within December 31, 2023 current assets and current liabilities in the table above are $3.9 million and $3.9 million, respectively, of obligations representing deferred premium payments for certain purchased puts.

See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
The table below summarizes the location and amount of commodity derivative instrument gains and losses reported on the consolidated statement of operations for the six-month periods indicated below:

	For the Six-Month Period Ended June 30,
	2024	2023
Other income (expense):
Unrealized gain (loss)	$(52,698,558)	$57,538,650
Realized loss	(34,339,128)	(22,996,847)
Commodity derivative instruments gain (loss)	$(87,037,686)	$34,541,803
Due to the volatility of oil and gas prices, the estimated fair values of the Company's commodity derivative instruments are subject to large fluctuations from period to period.
The counterparties in all of the Company's derivative instruments are lenders in the Company's Credit Facility. Accordingly, the Company is not required to post collateral since the Credit Facility is secured by substantially all of the Company's oil and gas properties.
Note 5 - Members' Equity
The Company issues Series A, B, and C units under the terms of its July 2018 Amended and Restated Limited Liability Company Agreement (the "Agreement").
The total authorized number of each of the classes of series, together with the number of units issued and outstanding are as follows as of June 30, 2024 and December 31, 2023:

	Authorized	Issued and Outstanding

Series A Units (Institutional Investors)	Unlimited	614,345,000
Series B Units (Management Investors)	5,880,000	5,880,000
Series C Units (Management Investors and Employees)	100,000	99,100

Series A and B units were issued for $1 per unit. As of June 30, 2024 and December 31, 2023, aggregate capital commitments total $620,225,000, of which all $620,225,000 had been funded.
The affairs of the Company are overseen by the Board of Managers. The Board of Managers are comprised of four managers designated by the Institutional Investors, three managers designated by the Management Investors, and one manager designated with the approval of at least one Institutional Investor designated manager and one Management Investor designated manager.
Allocations of profits, losses, distributions, and other items are done in accordance with the provisions within the Agreement.
Upon the event of a Management Investor default, as defined, the Company has the option to cause the defaulting unitholder to sell its Series B Units at a defined price and forfeit any Series C Units. Upon termination of employment of any Management Investor, its respective remaining capital commitment shall be reduced to $0.
All Series B Units issued since inception have been at prices equal to, or in excess of, their estimated fair value. As a result, no unit-based compensation expense has been recognized on Series B Units issued to Management Investors.
In the event that the employment of a Series B unitholder is terminated by the Company for cause or by the unitholder without good reason, the Company has the option to repurchase all of that unitholder's Series B Units at the lower of the unitholder's cost basis or defined appraisal value. In
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
the event that the employment of a Series B unitholder is terminated by the Company without cause or by the unitholder for good reason, or as a result of death or disability, the Company has the right, but not the obligation, to repurchase such unitholder's Series B Units at the defined appraisal value.
Series C Units are authorized for issuance to certain Management Investors and employees of the Company. The Series C Units entitle the holder to the right to receive distributions from the Company upon the attainment of the specific payout threshold, as defined in the Agreement. The Series C Units vest 12.5% on each anniversary of the issuance date for the first four years. The remaining 50% will become vested upon the consummation of a qualified exit event, as defined.
Upon termination of employment of a Series C unitholder by the Company for cause or by the unitholder without good reason, all Series C Units, whether vested or unvested, will be forfeited. Upon death or disability by the unitholder, all unvested Series C units will become tentatively vested Series C Units. If an exit event occurs on or prior to the date that is six months following the death or disability of the unitholder, then all unvested Series C units become vested. If an exit event does not occur within six months following the death or disability of the unitholder, then the unvested Series C units are forfeited. Upon termination of the employee by the Company for any reason other than cause, or by the Series C Unitholder for good reason, all unvested Series C Units are forfeited. For any vested Series C Units, the Company has the right, but not the obligation, to repurchase such unitholder's Series C Units at the defined appraisal value.
All Series C Units issued since inception have had de minimis grant-date fair value. As a result, no unit-based compensation expense has been recognized on Series C Units issued to Management Investors and employees.
A summary of the activity associated with the Series C Units during the six-month periods ended June 30, 2024 and 2023 is as follows:

	For the Six-Month Period Ended June 30,
	2024	2023
Series C Units at beginning of period	99,100	98,500
Granted	—	600
Forfeited	—	—
Series C Units at end of period	99,100	99,100
Note 6 - Credit Facility
On December 20, 2019, the Company entered into a syndicated revolving credit facility with Wells Fargo Bank, N.A., as administrative agent and lender, (the "Credit Facility"). The Credit Facility provides for a maximum $1.0 billion credit facility with an initial borrowing base of $170.0 million. Interest on amounts outstanding under the Credit Facility accrues at percentages as defined in the Credit Facility, plus a margin depending upon the amount drawn under the borrowing base. On a quarterly basis the Credit Facility also requires commitment fees assessed at annual rates of 0.50% on any unfunded portion of the borrowing base.
As of December 31, 2023, the Company had borrowings of $375.0 million outstanding under the Credit Facility which had a borrowing base of $550.0 million and an elected commitment amount of $500 million. The Credit Facility had a weighted average interest rate of 8.91% for the year ended December 31, 2023 and an interest rate of 8.95% at December 31, 2023. The Credit Facility was scheduled to mature on December 20, 2024. The Seventh Amendment to the Credit Agreement, dated as of January 5, 2024, increased the borrowing base and elected commitment amount to $650.0 million and extended the Maturity Date from December 20, 2024 to December 20, 2027. The Eighth Amendment to the Credit Agreement, dated as of May 28, 2024, increased the borrowing base and elected commitment amount from $650.0 million to $700.0 million. As of
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
June 30, 2024, the Company had borrowings of $493.0 million outstanding under the Credit Facility. The Credit Facility had a weighted average interest rate of 9.02% for the six-month period ended June 30, 2024, and an interest rate of 8.93% at June 30, 2024.
The Credit Facility contains customary affirmative and negative covenants, including both financial covenants and commodity hedged minimum and maximum requirement covenants, as defined, and is collateralized by substantially all of the Company's oil and gas properties. As of June 30, 2024, the Company was in compliance with the financial covenants. The commodity hedging arrangements require a maximum hedge covenant of 85% of forecasted production from proved reserves with a maximum tenor of 60 months, subject to a lookback test. The Credit Facility also contains an excess cash threshold provision which requires cash balances, other than cash held for specific excluded purposes, as defined, held by the Company in excess of the greater of $35.0 million or 15% of the borrowing base then in effect to be used to pay down outstanding amounts under the Credit Facility. It also requires that upon entering into a credit event, as defined, including new borrowings under the Credit Facility, no excess cash, defined as the greater of $25.0 million or 10% of the borrowing base then in effect, shall exist.
The Credit Facility also has customary restrictions on distributions, other investments, and new or additional debt, and automatic reductions to the borrowing base upon certain property dispositions or issuance of additional permitted debt. The borrowing base is redetermined semi-annually and optional interim redeterminations are available at the option of the Company and the lenders. Amounts outstanding under the Credit Facility may be prepaid without penalty, and reborrowed, subject to the borrowing base then established.
Letter of Credit
In conjunction with the Third Amendment to the Credit Facility on May 24, 2022, a Series A Unitholder (Note 5), a related party, entered into a guarantee agreement with the administrative agent of the Company’s Credit Facility. The guarantee agreement, which provided collateral in support of the Company’s borrowing base was initially for $75.0 million and was reduced to $60.0 million in the Fourth Amendment of the Credit Facility on December 14, 2022. The guarantee agreement, which contained certain financial covenants of the Series A Unitholder (Note 5), a related party, expired on March 30, 2023 upon the execution of the Fifth Amendment to the Credit Facility which increased the borrowing base to $400.0 million.

Note 7 - Asset Retirement Obligations
During the six-month period ended June 30, 2024 and year ended December 31, 2023, ARO additions were made for acquired wells and additional wells drilled.
A reconciliation of the changes in the Company's ARO liability is as follows:

	June 30, 2024	December 31, 2023
Asset retirement obligations - beginning of period	$7,576,135	$5,227,319
Liabilities incurred	1,236,322	2,324,379
Settlements	(236,916)	(317,030)
Accretion	236,941	341,467
Asset retirement obligations - end of period	$8,812,482	$7,576,135
Note 8 - Fair Value Measurements
Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance established a hierarchy for inputs used in measuring fair value that maximized the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions is what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The hierarchy is broken down into three levels based on the reliability of the inputs as follows:
Level 1: Quoted prices are available in active markets for identical assets or liabilities;
Level 2: Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3: Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.
In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
The following tables present the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2024 and December 31, 2023 by level within the fair value hierarchy.

	June 30, 2024
	Level 1	Level 2	Level 3	Total
Commodity derivative instruments
Assets	$—	$132,993	$—	$132,993
Liabilities	$—	$(55,193,251)	$—	$(55,193,251)

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Commodity derivative instruments
Assets	$—	$13,866,612	$—	$13,866,612
Liabilities	$—	$(16,228,312)	$—	$(16,228,312)

As of June 30, 2024 and December 31, 2023, the Company's commodity derivative instruments consisted of oil swaps, collars, and puts. The fair value of the swaps was determined under the income valuation technique using a discounted cash flows model. The fair value of the collars and puts were determined using an option pricing model. These valuation models require a variety of inputs, including contractual terms, published forward prices, estimated volatilities, and discount rates, as appropriate. The Company's estimates of fair value of derivatives include consideration of the counterparty's credit worthiness, the Company's credit worthiness, and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market participant's view. All of the significant inputs are observable, either directly or indirectly; therefore, the Company's derivative instruments are included within the Level 2 fair value hierarchy.
The Company uses the income valuation technique to estimate the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rate, market risk premium adjustments, and time value of money. Accordingly, the fair value is based on unobservable pricing inputs and therefore, is considered a Level 3 value input in the fair value hierarchy. The asset retirement obligations are estimated based on projected cash
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
flows, an estimated long-term inflation rate, and a discount rate based on estimated credit-adjusted, risk-free rate inclusive of market and risk premium conditions.
Note 9 – Leases
As of June 30, 2024, the Company has lease arrangements for office space, trucking fleets, railcars, and drilling and completion rigs. These leases expire at various dates through 2031.

	Year 1	2-3 Years	4-5 Years	>5 Years	Total
Rail Cars	$9,858,505	$10,278,480	$2,429,700	$—	$22,566,685
Trucking	27,385,000	2,130,417	—	—	29,515,417
Completion Rig	52,605,000	—	—	—	52,605,000
Drilling Rig	6,243,750	—	—	—	6,243,750
Compressors and Vapor Recovery Units	1,994,400	561,000	—	—	2,555,400
Office space	628,818	1,183,242	1,156,567	1,289,232	4,257,859

Total	$98,715,473	$14,153,139	$3,586,267	$1,289,232	$117,744,111
Less Imputed Interest:					$(5,731,490)

Total Lease Liability at June 30, 2024					$112,012,621
The Company leases its corporate and field office facilities under non-cancelable operating leases. Remaining commitments for its corporate and field office facilities total approximately $4.3 million through 2031. The corporate office lease contains a one-time early termination provision allowing the Company to terminate the lease in 2027 if certain events occur, as defined, including a sale of all Company assets or equity interests to an unrelated third party as well as an option to extend the lease at the end of the primary term. Both the option to terminate and the option to extend are not included in the lease term as they are not deemed reasonably certain to be exercised.
The Company leases railcars to facilitate transportation of crude oil under non-cancelable agreements. The terms for these agreements extend through 2028 and the remaining minimum commitment totals approximately $22.6 million through 2028. To facilitate the utilization of the railcars, the Company has a transload facility agreement to utilize oil storage tanks and rail terminal near the Company's Uinta Basin oil and gas properties (Note 10).
The Company has agreements with several trucking companies in the Uinta Basin to facilitate transportation of crude oil from the wellsite to purchasers in Salt Lake City or to the Company’s transload facility. The terms for these agreements extend through 2025 and the remaining minimum commitment totals approximately $29.5 million through 2025.
As of June 30, 2024, the Company had four active drilling rig contracts with third-party contractors related to development of the Company’s Uinta Basin property interests. Three of these contracts are accounted for as short-term leases under ASC 842. Minimum commitments associated with the recognized lease at June 30, 2024 total approximately $6.2 million for the remainder of 2024.
In December of 2023, the Company extended its contract with a completion rig for an additional 13 months. Minimum commitments associated with the agreements at June 30, 2024 total approximately $52.6 million through June 30, 2025.

See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
The tables below summarize the Company’s operating lease costs and include ROU assets and lease liabilities, amounts recognized in net income during the year and other lease information.
Lease balances, as of:

	June 30, 2024	December 31, 2023
Assets
Operating lease ROU assets, in Other assets, net	$109,414,007	$155,836,359
Total lease assets	$109,414,007	$155,836,359
Liabilities

Current operating lease liabilities, in accrued liabilities	$93,980,180	$113,876,061
Long-term operating lease liabilities	$18,032,441	$45,856,626
Total lease liabilities	$112,012,621	$159,732,687
Weighted-average remaining lease term (in years):
Operating leases	1.4 years	1.7 years
Weighted-average discount rate:
Operating leases	8.2%	8.2%
Lease costs for the six-month periods indicated below are as follows:

	For the Six-Month Period Ended June 30,
	2024	2023
Lease Cost
Operating lease cost	$60,728,627	$39,484,614
Short-term lease cost	28,891,769	21,269,156
Variable lease cost	9,398,797	11,376,239
Total lease cost	$99,019,193	$72,130,009
Included within operating lease cost are approximately $41.0 million of costs associated the completion rig and one of the Company’s drilling rigs for the six-month period ended June 30, 2024 and $29.0 million of costs associated with the completion rig for the six-month period ended June 30, 2023, which were capitalized as a part of oil and gas properties net to the Company’s interests.
Note 10 - Commitments and Contingencies
Minimum Volume Commitments
Transload Facility
The Company’s transload agreement allows it to utilize comingled oil storage tanks and rail terminal at a transload facility near the Company's Uinta Basin oil and gas properties. This agreement, which was amended during 2023, is effective through 2032. Under the current contract, a minimum volume commitment of $1.65 per barrel exists through December 2028. Any monthly deficiency payments due by the Company shall constitute as prepayments for certain services provided by the facility operator as long as such amounts are used during the three months immediately following the month in which the deficiency occurred. The agreement allows the Company to elect to utilize the facility after expiration of the term, subject to additional reservation fees and fees per barrel. No deficiency fees were paid during the six-month periods
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
ended June 30, 2024 and 2023, and the Company incurred transload fees of $10.6 million and $5.5 million during those periods, respectively.

Year	Minimum Volume Commitment (Barrels per day)
2024	10,000
2025	3,750
2026	3,750
2027	3,750
2028	3,750
Crude Oil Minimum Volume Commitment
In April 2024, the Company entered into a joint crude oil buy/sell and crude oil terminal agreements with an oil and gas marketing company (“the Counterparty”). The buy/sell agreement calls for the Company to sell at least 220,000 barrels of crude each month to the Counterparty’s crude oil terminal in Oklahoma for a term beginning in July of 2024 and continuing through May of 2028. The buy/sell agreement is subject to monthly deficiency payments if the minimum volume is not met that range from $4.44 a barrel to $3.16 a barrel throughout the course of the agreement.

Year	Minimum Volume Commitment (Barrels per day)
2024	1,320,000
2025	2,640,000
2026	2,640,000
2027	2,640,000
2028	1,100,000
Rail Transportation Contract
During 2023, the Company entered into a rail transportation services contract with a major railway company through 2028. The minimum commitment associated with this contract for these rail transportation services total 240 crude unit trains during the five-year period. Pricing is determined based on a specific rate per destination, and at a minimum of 84 railcars or a maximum of 88 railcars per crude unit train shipment. A shortfall penalty of $400 per railcar below the minimum commitment not shipped within the term of the agreement will be assessed at the termination of the agreement.
Wyoming Terminal Services Agreement
In March of 2024, the Company entered into a terminal services agreement with a crude oil terminal in Wyoming. The agreement calls for the Company to deliver its first 15,000 barrels a day, subject to production minimums, for the term effective January 2025 through December 2027. The Company is subject to a deficiency fee of $3.00 per barrel, dependent on total production, for any deliveries below 10,000 barrels per day in year 1, 5,000 barrels per day in year 2 and 3,000 barrels per day in year 3.
Sand Mine Operating Agreement
In June 2024, the Company entered into an operating services agreement with a third party who will provide operating services to the Company’s owned sand mine. The initial term of the operating services agreement is seven years, with annual renewal provisions subject to either parties’ termination upon notice. The Company is to reimburse the third party for all operating costs incurred and to pay a fee of $10 per ton of sand delivered to the Company. If the third-party mines sand in excess of amounts requested by the Company, the third party may market the sand on its own and any sales of such are subject to a $10 per ton payment to the Company and reimbursement of operating costs attributable to such excess sand.
See independent auditor’s review report.

XCL Resources Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
For the quarterly period ended June 30, 2024
Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company accrues for such items when a liability is both probable and the amount can be reasonably estimated. As of the date of the independent auditor's review report, no legal proceedings are pending that management believes could have a materially adverse effect upon the Company's financial condition or results of operations.
Environmental Matters
As an owner or lessee of oil and gas properties, the Company is subject to various federal, state, and local laws and regulations relating to discharge of materials into and protection of the environment. The Company has policies to ensure continuing compliance with environmental laws and regulations and maintains insurance coverage for certain environmental matters. There can be no assurance that current or future local, state, or federal rules and regulations will not require the Company to spend material amounts to comply with such rules and regulations.
See independent auditor’s review report.